AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1994



                                                       REGISTRATION NO. 33-51447

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                AMENDMENT NO. 3

                                     TO THE
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          INTERNATIONAL PAPER COMPANY
             (Exact name of Registrant as specified in its charter)




          NEW YORK                                      13-0872805
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)


                            TWO MANHATTANVILLE ROAD,
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
              (Address, including zip code, and telephone number,
       including area code, or Registrant's principal executive offices)

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                                WITH A COPY TO:


          JAMES W. GUEDRY, ESQ.                        JOHN P. FONZO, ESQ.
        ASSOCIATE GENERAL COUNSEL                    SENIOR BUSINESS COUNSEL
              AND SECRETARY                       INTERNATIONAL PAPER COMPANY
       INTERNATIONAL PAPER COMPANY                 50 EAST RIVERCENTER BLVD.
         TWO MANHATTANVILLE ROAD                           SUITE 700
           PURCHASE, NY 10577                           COVINGTON, KY 41011


           (Name, address, including zip code, and telephone number, including area code, or agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                  SUBJECT TO COMPLETION DATED FEBRUARY 10, 1994


PROSPECTUS

                          INTERNATIONAL PAPER COMPANY

                                 117,397 SHARES

                         COMMON STOCK, $1.00 PAR VALUE

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     The shares of Common Stock are being offered for the accounts of certain securityholders (the "Selling Securityholders") of International Paper Company (the "Company"). The Company will receive no proceeds from any sales of the shares offered hereby.


     The Company's Common Stock is traded on the New York Stock Exchange. On January 28, 1994, the reported closing price of the Common Stock on The New York Stock Exchange Composite Tape was $ 74.875.


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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               The date of this Prospectus is February   , 1994.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                     -----------
Available Information..............................................................           2
Information Incorporated by Reference..............................................           2
International Paper Company........................................................           3
Selling Securityholders............................................................           5
Plan of Distribution...............................................................           5
Use of Proceeds....................................................................           5
Description of Capital Stock.......................................................           6
Common Share Purchase Rights.......................................................           7
Legal Opinion......................................................................           8
Experts............................................................................           8
Supplemental Information...........................................................           8

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 75 Park Place, New York, New York 10007. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on, and reports, proxy statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the United States Securities Act of 1933, as amended (the "Act"), to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-3157) are incorporated in this Prospectus by reference: (a) Current Report on Form 8-K, dated February 9, 1994; (b) Annual Report on Form 10-K for the year ended December 31, 1992; (c) Current Report on Form 8-K, dated October 28, 1993; (d) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; (e) the description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated July 20, 1976, as amended, and the Company's registration statement on Form S-3, filed January 8, 1992 (33-44855); and (f) registration statement on Form 8-A, dated April 17, 1987, as amended December 14, 1989 (relating to the Common Share Purchase Rights), and the related Current Report on Form 8-K, dated April 17, 1987.

     All documents filed pursuant to Sections 13(a), 14, or 15(d) of the Exchange Act by the Company subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document.

     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Such written or oral request should be directed to International Paper Company, Two Manhattanville Road, Purchase, New York 10577, Attention:
Investor Relations Department ((914) 397-1632).

                          INTERNATIONAL PAPER COMPANY

     International Paper Company, a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, is a worldwide producer of printing and writing papers, paperboard and packaging, wood products and distributes paper and office supply products in both the United States and Europe. It also produces pulp, laminated products, and specialty products, including photosensitive films and papers, nonwovens, chemicals and minerals.

     In the United States, the Company operates 26 pulp and paper mills, 55 converting and packaging plants, 44 wood products facilities, 13 specialty panels and laminated products plants, 6 nonwoven products facilities and 8 envelope and business forms manufacturing plants. Production facilities in Europe, Asia, Latin America and Canada include 15 pulp and paper mills, 32 converting and packaging plants, 3 wood products facilities, 3 specialty panels and laminated products plants and 5 nonwoven products facilities.

     The Company distributes fine paper, printing and industrial products and building materials, principally manufactured by other companies, through about 250 distribution branches located principally in the United States. In addition, the Company produces photosensitive films and papers and photographic equipment (3 U.S. and 6 international locations) and specialty chemicals (7 U. S. and 2 international locations), and engages in domestic oil and gas and real estate activities.

     In April of 1993, the Company acquired certain assets of the Los Angeles, California based Ingram Paper Company, a distributor of industrial and fine printing papers. In December of 1993, the Company acquired the Fome-Cor board business from the Monsanto Company, a manufacturer of foam products for use in the graphic arts, manufactured home construction, home improvement and automotive industries.

     In the first quarter of 1992, the operating assets of Western Paper Company (Western Pacific), a printing and industrial paper distribution business based in Portland, Oregon, were purchased. In the second quarter, the Company acquired an 11% equity interest in Scitex Corporation Ltd. (Scitex), an Israel-based world leader in color electronic prepress systems for the graphic design, printing and publishing industries. In the third quarter, Zaklady Celulozowa-Papierniecze S.A. w Kwidzynie (Kwidzyn) was acquired from the Government of the Republic of Poland. Kwidzyn, a low cost producer, is the only integrated bleached pulp and paper company in Poland. In the fourth quarter, certain assets of the chemical division of Norway-based M. Peterson & Son AS (Peterson) were acquired.

     In the first quarter of 1991, the Company purchased certain packaging and sheeting facilities located in France (the Rhone Valley packaging business) from Georgia-Pacific Corporation. In April, the packaging equipment division of United Dominion Industries Ltd. (Evergreen Packaging Equipment) was purchased. Also in April, the Company acquired the common stock of Dillard Paper Company, a wholesale distributor of printing and industrial papers, packaging equipment and supplies based in the southern United States. In August, the Company completed a merger with Leslie Paper Co., a paper distribution firm headquartered in Minneapolis, Minnesota, using the pooling-of-interests method of accounting. In November, the Company entered into a joint venture agreement with Brierley Investments Limited to control 32% of Carter Holt Harvey Limited, a major New Zealand forest products and paper company. In December, the common stock of Scaldia Papier BV, a paper distribution company based in Nijmegen, Netherlands, primarily distributing coated and uncoated papers to the graphics industry, was purchased.

     All of the 1993, 1992 and 1991 acquisitions, except the merger with Leslie Paper Co., were accounted for using the purchase method. The effects of these mergers and acquisitions, individually or in the aggregate, were not significant to the Company's financial statements.

     From 1988 through 1992, International Paper's capital expenditures approximated $5.4 billion, excluding mergers and acquisitions. These expenditures reflect continuing efforts to improve product quality, lower costs, expand production capacity, and acquire and improve forestlands. Capital spending in 1992 was $1.4 billion and is expected to be about $900 million in 1993.

     The Company, which owns a majority interest in IP Timberlands, Ltd., a Texas limited partnership ("IPT"), controlled approximately 6.2 million acres of forestlands in the United States at December 31, 1992. IPT was formed to succeed to substantially all of International Paper's forest products business for the period 1985 through 2035, unless earlier terminated.

     The Company's corporate headquarters is located at Two Manhattanville Road, Purchase, New York 10577, and its telephone number is (914) 397-1500.

                            SELLING SECURITYHOLDERS

COMMON STOCK

     The following table sets forth the number of shares of Common Stock of the Company being offered hereby by each Selling Securityholder. Such shares constituted all of the shares owned by each Selling Securityholder on December 1, 1993. No Selling Securityholder owns one percent or more of the outstanding Common Stock and no Selling Securityholder has or has had within the past three years any office, position or other material relationship with the Company.

                                                                                                         NUMBER OF
                                        SELLING SECURITYHOLDER                                            SHARES
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Bernard Bloom.........................................................................................      47,227
Jonathan O. Bloom.....................................................................................      35,066
Jane B. Marantz.......................................................................................      11,211
James D. Bloom........................................................................................      12,464
Jane B. Marantz, Trustee f/b/o Nicholas J. Marantz....................................................       2,225
Jonathan O. Bloom and Sandra P. Bloom, Trustees f/b/o Moses P. Bloom..................................       2,226
Jonathan O. Bloom and Sandra P. Bloom, Trustees f/b/o Molly Bloom.....................................       2,226
Jonathan O. Bloom and Sandra P. Bloom, Trustees f/b/o Hannah P. Bloom.................................       2,226
James D. Bloom, Trustee f/b/o Willem Bloom............................................................         791
Raphael Chimoff.......................................................................................       1,735
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       Total..........................................................................................     117,397
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                              PLAN OF DISTRIBUTION

     Each Selling Securityholder is free to offer and sell his shares of Common Stock at such times, in such manner and at such prices as he shall determine, in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions, and which may or may not be affected on the New York Stock Exchange. Selling Securityholders whose securities are covered by this Prospectus will also be free to sell such securities pursuant to Rule 144 under the Securities Act.

     There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Securityholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the stock offered by him. Each Selling Securityholder has agreed to comply with all applicable securities laws and regulations, including rules under the Exchange Act which restrict purchases and solicitations of purchases by others of the Company's securities during the offering.

                                USE OF PROCEEDS

     The Company will receive no proceeds from any sale of the securities being offered hereby. The Company will bear all expenses of the offering except for any brokerage, legal, accounting and other professional fees incurred by individual Selling Securityholders. The expenses previously paid and to be paid by the Company are estimated to be $28,558.00.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, 400,000 shares of $4 Preferred Stock and 8,750,000 shares of Serial Preferred Stock. At October 29, 1993, 123,570,040 shares of Common Stock and 16,102 shares of $4 Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

     Dividends on the Common Stock are, in effect, limited by the terms of the Company's $4 Preferred Stock to the amount of the Company's retained earnings. At September 30, 1993, the Company had available approximately $4.5 billion in retained earnings for the payments of dividends. In addition, under the Company's Restated Certificate of Incorporation, no dividends may be declared, paid, or set aside for payment on the Common Stock unless full cumulative dividends are paid on the Company's $4 Preferred Stock and any issued and outstanding Serial Preferred Stock.

     The holders of Common Stock are entitled to one vote per share and are not entitled to any preemptive or preferential rights. Under certain circumstances involving a failure by the Company to pay dividends on any issued and outstanding Serial Preferred Stock, holders of Serial Preferred Stock may be entitled to elect two directors to the Board of Directors of the Company.

     In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to share pro rata in any balance remaining after payment to the holders of the $4 Preferred Stock of $100 per share upon involuntary liquidation and $105 per share upon voluntary liquidation.

     The Company's Restated Certificate of Incorporation contains provisions which: (1) divide the Board of Directors into three classes of as nearly equal size as possible, with directors in each class being elected for terms of three years; (2) require the affirmative vote of 80% of the outstanding shares of voting stock to remove any director except for cause; (3) require the affirmative vote of (a) 80% of the outstanding shares of voting stock and (b) a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of voting power) to approve any Business Combination with an Interested Stockholder unless (x) the Business Combination shall have been approved by the Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of the entire Board of Directors or (y) in the case of a Business Combination involving the payment of consideration to holders of capitol stock, certain conditions concerning the adequacy of the consideration are met; (4) require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clauses (1) and (2) above; and (5) require the affirmative vote of (x) 80% of the outstanding shares of voting stock and (y) a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clause (3)above, unless such proposal is recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

     The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in the Company effectively to exercise control.

                          COMMON SHARE PURCHASE RIGHTS

     Each share of Common Stock offered hereby will be accompanied by one Common Share Purchase Right (a "Right"). Except as provided below, each Right entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $155, subject to adjustment as provided below (the "Purchase Price").

     The Rights will be evidenced by the Common Stock certificates until the earlier of (i) the tenth day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer by a person or group other than the Company if, upon consummation of the offer, such person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock, or (ii) the tenth day after the first public announcement that an Acquiring Person has acquired the beneficial ownership of 20% or more of the shares of Common Stock (the earlier of such dates being called the "Distribution Date"). The Rights will be transferable with and only with the shares of Common Stock until the Distribution Date. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of shares of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire on April 29, 1997 (the "Final Expiration Date"), unless earlier redeemed by the Company as provided below. Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends on shares of Common Stock subject to the Rights.

     In the event that, following the Distribution Date, the Company (i) engages in a merger or other business combination transaction with a Principal Party in which the shares of Common Stock are changed into, or exchanged for, stock or other securities of any other person or cash or other property, or (ii) sells or transfers 50% or more of its assets or earnings power to a Principal Party, each holder of a Right (except as provided below) shall thereafter have the right to receive, upon exercise thereof at the Purchase Price, Common Stock of such Principal Party having a value of twice such Purchase Price. In the event that
(i) an Acquiring Person shall acquire beneficial ownership of 20% or more of the shares of Common Stock outstanding, other than pursuant to an offer for all outstanding shares of Common Stock which the Continuing Directors, as defined below, determine to be in the best interest of the Company and its shareholders,
(ii) the Company merges with an Acquiring Person and the Company is the surviving corporation and all shares of Common Stock remain outstanding and unchanged, or (iii) an Acquiring Person engages in one or more "self-dealing" transactions with the Company, each holder of a Right will be entitled to purchase, at the Purchase Price, (A) shares of Common Stock of the Company having a value of twice the Purchase Price, or (B) in certain circumstances as determined by the Continuing Directors, any combination of cash, property, shares of Common Stock or other securities equal to twice the Purchase Price (any of the events described in this paragraph being called "Triggering Events"). Any Rights that are or were at any time on or after the earlier of the Distribution Date or the Stock Acquisition Date, beneficially owned by an Acquiring Person will become null and void upon the occurrence of a Triggering Event and any holder of any such Right will be unable to exercise such Right after the occurrence of a Triggering Event.

     At any time prior to the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not part, at a price of $.05 per Right.

     The Purchase Price payable, and the number shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness, securities, cash or assets (excluding regular periodic dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase

Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

     The term "Continuing Director" is defined in the Rights Agreement as any member of the Board of Directors of the Company who was a member of the Board prior to the Stock Acquisition Date, and any successor of a Continuing Director who is recommended, or elected to succeed such Continuing Director, by a majority of the Continuing Directors but shall not include an Acquiring Person or a representative or nominee of an Acquiring Person.

     The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed by the Company at a price of $.05 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock.

     The Rights Agreement dated as of April 14, 1987, as amended December 14, 1989, between the Company and Chemical Bank, as successor to Manufacturers Hanover Trust Company, as Rights Agent, specifies the terms of the Rights. The foregoing description of the Rights is qualified in its entirety by reference to such Rights Agreement, which is an exhibit to the Company's registration statement on Form 8-A, dated April 17, 1987, as amended, incorporated by reference herein. Capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Rights Agreement.

                                 LEGAL OPINION

     The validity of the Common Stock offered hereby will be passed upon for the Company by James W. Guedry, Esq., Associate General Counsel and Secretary of the Company. Mr. Guedry owns no material or significant amount of the Company's outstanding Common Stock. He participates in the International Paper Company Stock Option Plan and in its Salaried Savings Plan, having an interest in a fund under that plan which invests in the Company's Common Stock.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this registration statement, to the extent and for the periods indicated in their reports have been audited by Arthur Andersen & Co., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                            SUPPLEMENTAL INFORMATION



1992 FOURTH QUARTER CHARGES



     In November 1992 the Company recorded pretax charges of $370 million to establish a productivity improvement reserve and $28 million for environmental remediation and clean-up.



     Of the total productivity improvement charge, $126 million was related to plant shutdowns, $138 million was for plant consolidations and other asset writeoffs, $64 million was for severance and employee relocation and $42 million for legal, warranty and miscellaneous items.



     Approximately $250 million of the productivity improvement charge was related to non-cash items, primarily the write-down of fixed assets. The remaining $120 million was for the expenditure of cash. Approximately 40% has been expended in 1993 and, except for legal costs, we expect the remainder to be spent about equally in 1994 and 1995.



     We had originally projected that annual savings would approach $75 million by the end of 1994. We have realized 45% of that level in 1993, expect to reach 85% by the end of 1994 and exceed $75 million when actions are completed in 1995. The savings result from lower personnel costs and depreciation, and elimination of operating losses.



     No overall adjustment to the reserve balances are anticipated at this time.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission filing fee............................................  $    2,558.00
Blue Sky fee and expenses................................................................       5,000.00*
New York Stock Exchange listing fees.....................................................       --
Fees of certified public accountants.....................................................      10,000.00*
Printing and engraving...................................................................      10,000.00*
Miscellaneous expenses...................................................................       1,000.00*
       Total.............................................................................  $   28,558.00*


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* Estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 721 of the New York Business Corporation Law ("BCL") provides that, in addition to the indemnification provided in Article 7 of the BCL, a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or bylaws, or by a duly authorized resolution of its shareholders or directors or by agreement provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the BCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the BCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except the BCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claims as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the BCL specifies the manner in which payment of indemnification under Section 722 of the BCL or indemnification permitted under
Section 721 of the BCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the BCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 of the BCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for coinsurance.

     Article VII of the Restated Certificate of Incorporation of International Paper Company provides in part as follows:

          Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any bylaw, agreement, vote of stockholders or otherwise.

     Article IX of the Bylaws, as amended, of the Company provides as follows:

          The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity of the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.

     The Company has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the BCL, has entered into indemnity agreements with its directors and officers providing indemnification in addition to that provided under the BCL, as permitted by Section 721 of the BCL.

ITEM 16. EXHIBITS.

2          --Agreement and Plan of Merger, dated as of October 22, 1993, as amended, between the
             Selling Securityholders of JB Papers, Inc. and International Paper Company and IPJ
             Acquisition Corp.*
5          --Opinion of James W. Guedry, Esq.*
24(a)      --Consent of Arthur Andersen & Co.
(b)        --Consent of James W. Guedry, Esq. (included in Exhibit 5)*
25         --Power of Attorney*

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* Previously filed

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, International Paper Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Purchase, and State of New York, on the 10th day of February, 1994.


                                          INTERNATIONAL PAPER COMPANY
                                          (Registrant)

                                          By:       /s/ JAMES W. GUEDRY
                                              ..................................

                                                      James W. Guedry,
                                                         Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 10th day of February, 1994, the following persons in the capacities indicated.



                     SIGNATURE                           TITLE

- ---------------------------------------------------  ------------------------------------------------------------
/s/ JOHN A. GEORGES                                  Director, Chairman of the Board and Chief Executive Officer
...................................................
                 (John A. Georges)
/s/ JOHN T. DILLON*                                  Director and Executive Vice President
...................................................
                 (John T. Dillon)
/s/ WILLARD C. BUTCHER*                              Director
...................................................
               (Willard C. Butcher)
/s/ FREDERICK B. DENT*                               Director
...................................................
                (Frederick B. Dent)
/s/ WILLIAM M. ELLINGHAUS*                           Director
...................................................
              (William M. Ellinghaus)
                                                     Director
...................................................
                (Stanley C. Gault)
/s/ THOMAS C. GRAHAM*                                Director
...................................................
                (Thomas C. Graham)
/s/ ARTHUR G. HANSEN*                                Director
...................................................
                (Arthur G. Hansen)
/s/ WILLIAM G. KUHNS*                                Director
...................................................
                (William G. Kuhns)
/s/ DONALD F. MCHENRY*                               Director
...................................................
                (Donald F. McHenry)
/s/ JANE C. PFEIFFER*                                Director
...................................................
                (Jane C. Pfeiffer*)
/s/ SAMUEL R. PIERCE, JR.*                           Director
...................................................
              (Samuel R. Pierce, Jr.)
/s/ EDMUND T. PRATT, JR.*                            Director
...................................................
              (Edmund T. Pratt, Jr.)

                     SIGNATURE                           TITLE
- ---------------------------------------------------  ------------------------------------------------------------
/s/ ROGER B. SMITH*                                  Director
...................................................
                 (Roger B. Smith)
/s/ ROBERT C. BUTLER                                 Senior Vice President and
...................................................    Chief Financial Officer
                (Robert C. Butler)
/s/ ANDREW R. LESSIN                                 Controller and Chief
...................................................    Accounting Officer
                (Andrew R. Lessin)

By         /s/ JAMES W. GUEDRY
   ................................................
                 (James W. Guedry,
                Attorney-in-Fact)

                             Index to Exhibits
                             -----------------

EXHIBIT NO.
- -----------


  24(a)              --Consent of Arthur Andersen & Co.